EXHIBIT INDEX


EXHIBIT A: Attachment to item 77B:
           Accountants report on internal control

EXHIBIT B Attachment to item 77C:
           Submission of matters to a vote of security holders

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EXHIBIT A:
Report of Ernst & Young LLP, Independent Auditors


Boards of Trustees
WT Mutual Fund and WT Investment Trust I
Wilmington, Delaware

In planning and performing our audits of the financial statements of WT Mutual Fund (comprised of the WT Money Market, WT Short/Intermediate Bond and WT Broad Market Equity Portfolios) and WT Investment Trust I (comprised of the WT Money Market, WT Short/Intermediate Bond and WT Broad Market Equity Series) (the "Funds") for the year ended June 30, 1999, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operations, including controls for safeguarding securities, that we consider to be material weaknesses as defined above at June 30, 1999.

This report is intended solely for the information and use of the Boards of Trustees and management of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

ERNST & YOUNG LLP

Philadelphia, Pennsylvania
August 9, 1999


EXHIBIT B:

Pursuant to notice duly given, a special meeting of the shareholders (the "Meeting") of WT Mutual Fund (the "Fund") was held on June 28, 1999 at 10:00 a.m. Eastern Time, in the offices of PFPC Inc., at 400 Bellevue Parkway, Wilmington, DE 19809. All shareholders of record at the close of business on May 14, 1999 were entitled to attend. Present by proxy were 324,315,794.362 shares of the Fund, representing more than 96% of the total shares outstanding. Consequently, a quorum necessary for the conduct of business had been obtained.

Proposal I:  To ratify the selection of Ernst & Young LLP as the
Fund's independent accountants for the fiscal year ending June 30, 1999.


Shares outstanding as of the record date of the Meeting:
	334,400,959.73

Shares represented at the Meeting in person or by proxy:
	324,315,794.362

Shares voted in favor:
	324,290,839.476

Shares voted against:
	0

Shares abstaining:
	24,954.886